Exhibit 5.2

[Perkins Coie LLP letterhead]

March 15, 2010

TransDigm Inc.

On Behalf of the Registrants

1301 East Ninth Street, Suite 3710

Cleveland, OH 44114

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel in the state of Washington (the “State”) to Avtech Corporation, a Washington corporation (“Avtech”), in connection with the filing of a Registration Statement on Form S-4 (as amended from time to time, the “Registration Statement”) under the Security Act of 1933, as amended, covering up to $425,000,000 aggregate principal amount of 7 3/4% Senior Subordinated Notes due 2014 (the “New Notes”) of TransDigm Inc. (“Parent”), parent corporation to Avtech, offered in exchange for up to $425,000,000 aggregate principal amount of 7 3/4% Senior Subordinated Notes due 2014 of Parent originally issued and sold in reliance upon an exemption and registration of the Securities Act (the “Original Notes”).

The Original Notes were issued under and the New Notes are to be issued under, the Indenture (as supplemented, the “Indenture”) dated as of October 6, 2009, among Parent, the Guarantors named therein, including Avtech, and the other parties thereto, as supplemented by the First Supplemental Indenture, dated as of December 2, 2009, by and among Parent, the Guarantors named therein, including Avtech, and the other parties thereto (the “Supplemental Indenture”). The exchange will be made pursuant to an exchange offer contemplated by the Registration Statement (the “Exchange Offer”). Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to them in the Registration Statement.

The law covered by the opinions expressed herein is limited to the laws of the State.

A. Documents and Matters Examined

In connection with this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, records, certificates and statements of government officials, officers and other representatives of the persons referred to therein, and such other documents as we have deemed relevant or necessary as the basis for the opinions herein expressed, including the following:

A-1 Executed copies of the Indenture and the Supplemental Indenture;

March 15, 2010

A-2 The Articles of Incorporation of Avtech, certified by the Washington Secretary of State on November 20, 2007 and certified by Avtech as not having been further amended since such date (the “Charter”);

A-3 The Bylaws of Avtech, certified by its corporate secretary as being in effect as of the date of the Indenture, the date of the Supplemental Indenture and the date of this opinion the (“Bylaws”);

A-4 Certified resolutions of the boards of directors of Avtech, adopted on September 30, 2009, authorizing, among other things, the execution and delivery of the Indenture and related documents (collectively, the “Resolutions”); and

A-5 An Officer’s Certificate dated March 15, 2010 and executed by Gregory Rufus, Treasurer and Secretary of Avtech (the “Officer’s Certificate”).

As to certain matters of fact bearing on the opinions expressed herein, we have relied on information in public authority documents and information provided in certificates by Avtech’s officers or other representatives.

B. Assumptions

For purposes of this opinion letter, we have relied on the following assumptions:

B-1 Each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine.

B-2 Each public authority document reviewed by us for the purpose of rendering this opinion letter is accurate, complete and authentic, and all official public records (including their proper indexing and filing) are accurate and complete.

B-3 All statutes, judicial and administrative decisions, and rules and regulations of governmental agencies constituting the law examined by us, are generally available (i.e., in terms of access and distribution following publication or other release) to lawyers practicing in such jurisdiction, and are in a format that makes legal research reasonably feasible.

B-4 All individuals approving resolutions or executing documents have sufficient legal capacity to perform their functions with respect to the Indenture and the Supplemental Indenture.

March 15, 2010

C. Opinions

Based on the foregoing examinations and assumptions and subject to the qualifications and exclusions stated below, we are of the opinion that:

C-1 Avtech had the full corporate power and authority to execute and deliver the Indenture and the Supplemental Indenture and currently has the full corporate power and authority to perform its obligations thereunder.

C-2 The execution and delivery by Avtech of the Indenture and the Supplemental Indenture was duly authorized by all necessary corporate action by Avtech and the Indenture and the Supplemental Indenture were validly executed by Avtech.

Despite any other express or implied statement in this letter, we express no opinion with respect to the validly, binding effect or enforceability of the Indenture. The opinions in this letter are limited to the matters as set forth in this letter, and no other opinion should be inferred beyond the matters expressly stated.

This opinion letter is delivered as of its date, and without any undertaking to advise you of any changes of law or fact that occur after the date of this opinion letter even though the changes may affect the legal analysis, a legal conclusion or information confirmed in this opinion letter.

Baker & Hostetler LLP may rely on this opinion for purposes of rendering its own opinion as to the enforceability of the Indenture and the Supplemental Indenture against Avtech.

We hereby consent to the filing of this opinion as an exhibit to TransDigm’s Registration Statement on Form S-4 filed today and any amendment thereto to be filed in connection with the exchange offer contemplated by the Indenture.

Very truly yours,

/s/ Perkins Coie LLP